Exhibit 10.12

BOARD CHAIRMAN AGREEMENT

This Board Chairman Agreement (the “Agreement”) is entered into on December 2018 by and between Michael Weintraub (the “Chairman”) and Phreesia, Inc., a Delaware corporation (the “Company”) (together the “Parties,” and each individually, a “Party”).

WHEREAS, the Chairman has served as an outside director and non-executive founding chairman of the Company since its inception; and

WHEREAS, commencing on the Effective Date (as defined below), the Company requested that the Chairman perform certain Services (as defined below) in his capacity as an outside director and the chairman of the Board of Directors of the Company; and

WHEREAS, in furtherance thereof, the Company and the Chairman desire to memorialize the terms and scope of the Services, and the compensation provided to the Chairman in respect of the Services, in each case in accordance with this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, hereby agree as follows:

1. Services; Payment. Beginning on the Effective Date (as defined below), the Chairman agrees to undertake the services set forth on Exhibit A (collectively, the “Services”). As the only consideration due to the Chairman regarding the subject matter of this Agreement, the Company will pay to the Chairman the compensation set forth on Exhibit B. Unless otherwise specifically agreed upon by the Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to Services will be performed by and only by the Chairman.

2. Term of Engagement. This Agreement shall be effective as of March 12, 2018 (the “Effective Date”). The Chairman’s Services commenced as of the Effective Date and shall continue through December 31, 2018 (the “Term”). At the end of such initial Term, the Term shall be extended for successive six (6) month periods unless either Party provides written notice to the other Party of its intention to not extend at least thirty (30) days prior to the end of the then current Term. The Company or the Chairman may also terminate the Agreement at any time by giving no less than sixty (60) days prior written notice to the other Party. For the purposes of this Agreement, Sections 2 through 8 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.

3. Director Obligations. The Chairman acknowledges that the Services provided hereunder will be provided in his capacity as a director of the Company and as such all of the information which the Chairman has access to and all activities the Chairman undertakes shall be subject to the confidentiality and fiduciary duty obligations the Chairman owes to the Company as a director.

4. Warranties and Other Obligations. The Chairman represents, warrants and covenants that: (i) the Services will be performed in a professional manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation the Chairman may have to others; (ii) the Chairman has the full right to allow it to provide the Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement); and (iii) the Chairman shall comply with all applicable laws in the course of performing the Services.

5. Independent Director Status. The Company and the Chairman agree that the Chairman shall at all times be acting in his capacity as an independent director hereunder, and not a co-venturer, agent, employee or representative of the Company, and no act, action or omission to act of the Chairman shall in any way be binding upon or obligate the Company. The Chairman shall not be treated as an employee for Federal, state or local tax purposes. The Company and the Chairman agree that the Chairman is intended to be an independent contractor for Federal, state and local tax purposes. Further, the Chairman hereby covenants and agrees to pay any and all Federal, state and local taxes required by law to be paid by an independent contractor.

6. Assignment. This Agreement and the services contemplated hereunder are personal to the Chairman and the Chairman shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of the Company. Any attempt to do so shall be void. The Company may fully assign and transfer this Agreement in whole or part.

7. Notice. All notices under this Agreement shall be in writing and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the Party to be noticed as set forth herein or to such other address as such Party last provided to the other by written notice.

8. Miscellaneous. This Agreement contains the entire agreement and understanding by and between Parties with respect to the subject matter hereof, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by both Parties. The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

[Remainder of Page Intentionally Left Blank]

THE COMPANY:

PHREESIA, INC.

By:	/s/ Chaim Indig
Name: Chaim Indig
Title: Chief Executive Officer

THE CHAIRMAN:

/s/ Michael Weintraub
Michael Weintraub

Address:	14 Old Coach Road
Sudbury, MA 01776

SIGNATURE PAGE TO CHAIRMAN AGREEMENT

EXHIBIT A

SERVICES

The Chairman shall serve as the Company’s non-executive Chairman of the Company’s Board of Directors (the “Board”) and shall perform duties related to such role, including:

•	Leadership and governance of the Board

•	Partnering with Company’s Chief Executive Officer (the “CEO”) to set Board meeting agendas

•	Advising and assisting CEO with strategy and capital raising matters

•	Leading or serving on Board committees as requested and agreed upon

•	Facilitating ongoing dialogue, calls and meetings with CEO, both scheduled and ad hoc

•	Participating in internal strategy, planning and management meetings as requested

•	Partnering with CEO on establishing and driving a business development agenda, including strategic partnerships and acquisitions

•	Partnering with CEO and external parties (e.g., investment bankers, lawyers, accountants) as appropriate and participating in select external sales and business development meetings

•	Partnering with CEO on transaction planning/execution and post-transaction integration success

•	Working with and supporting the management team on select projects as requested

EXHIBIT B

FEES/EXPENSES

As compensation for the Chairman’s Services, the Company shall recommend to the Board that the Chairman be granted a nonqualified stock option to purchase up to 125,000 shares of the Company’s Common Stock at an exercise price per share equal to the fair market value per share of such Common Stock on the date such option is approved by the Board. The option will vest in 36 equal monthly installments beginning on March 31, 2018 and continuing on each month-end thereafter, subject to the Chairman’s continued service to the Company, as provided in this Agreement, and subject to the terms and conditions of the Company’s 2018 Stock Option and Grant Plan and the option agreement to be entered into between the Company and the Chairman. As compensation for the Chairman’s Services during the initial Term, the Company shall pay to the Chairman an aggregate cash payment of $200,000 (the “Initial Cash Payment”). The Initial Cash Payment shall be payable in $25,000 equal monthly installments, subject to the Chairman’s continued service to the Company on each such payment date. The monthly cash payments shall cease once the Chairman has received the Initial Cash Payment in full.

During any extended Term of this Agreement, the Chairman shall be entitled to a monthly cash payment of $25,000 payable as provided above.